                                                                   EXHIBIT 5.1

                 Friedlob Sanderson Paulson & Tourtillott, LLC
                  1400 Glenarm Place, Denver, Colorado 80202

                                  June 15, 2001


Imaginon, Inc.
1313 Laurel Street, Suite 1
San Carlos, CA 94070

     Re: Registration Statement on Form S-3 - Opinion of Counsel

Gentlemen:

     We are counsel for Imaginon, Inc., a Delaware corporation ("Imaginon"). In that capacity we have examined the Certificate of Incorporation, as amended, the Bylaws and minutes of Imaginon and such other corporate records, documents, certificates and other instruments as, in our judgment, we deemed relevant for the purposes of this opinion. We have also, as such counsel, examined the Registration Statement on Form S-3, Securities and Exchange Commission File No. 333-_______, (the "Registration Statement"), covering the issuance of Imaginon's shares of common stock, $.01 par value (the "Common Stock") upon the conversion of Imaginon's Series G 8% Convertible Preferred Stock (the "Preferred Stock") and the subsequent resale of the Common Stock by the Selling Securityholders named in the Registration Statement.

     Based upon the foregoing, we are of the opinion that (i) the shares of Common Stock to be issued upon conversion of the Preferred Stock, in accordance with the terms of the Preferred Stock, will be legally issued, fully paid and non-assessable and (ii) the Common Stock to be sold by the Selling Securityholders constitutes legally issued, fully paid and non-assessable shares of Common Stock.

     We know that we are referred to under the caption "Legal Matters" included in the Prospectus forming a part of the Registration Statement. We hereby consent to such use of our name in the Registration Statement and to the filing of this opinion as Exhibit 5.1 thereto. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

                             Very truly yours,

                             /s/ Friedlob Sanderson Paulson & Tourtillott, LLC